ANNTAYLOR LOGO

                        ANNTAYLOR STORES CORPORATION
                       ADOPTS STOCKHOLDER RIGHTS PLAN

      New York, New York, May 19, 2000 - AnnTaylor Stores Corporation (NYSE: ANN) announced today that its Board of Directors adopted a Stockholder Rights Plan, pursuant to which rights will be distributed as a dividend at the rate of one Right for each share of Common Stock of the Company held by stockholders of record as of the close of business on May 30, 2000.

      The Rights Plan is designed to deter coercive takeover tactics including the accumulation of shares in the open market or through private transactions and to prevent an acquirer from gaining control of the Company without offering a fair and adequate price to all of the Company's stockholders. The Rights will expire on May 18, 2010. The Rights Plan was not adopted in response to any pending effort to acquire control of the Company.

      Each Right initially will entitle stockholders to buy one unit of a share of a new series of preferred stock for $125. The Rights generally will be exercisable only if a person or group acquires beneficial ownership of 15% or more of the Voting Power of the Company as represented by the Company's Common Stock or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 15% or more of the Voting Power of the Company as represented by the Company's Common Stock.

      A copy of the Stockholder Rights Plan will be filed shortly with the Securities and Exchange Commission.

      Ann Taylor is one of the country's leading women's specialty retailers, operating 421 stores in 42 states, the District of Columbia and Puerto Rico.

Contact:    Investor Relations:     Media Relations:
            Barry Erdos             Jill Golden
            EVP - Chief Financial   Officer Vice President - Corporate
            (212) 541-3318          Communications
                                    (212) 541-3269